Exhibit 99.1

NEWS

Veeco Instruments Inc., 100 Sunnyside Blvd., Woodbury, NY 11797 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Financial Contact: Debra Wasser, SVP of IR and Corporate Communications, 516-677-0200 x 1472

Media Contact:  Fran Brennen, Senior Director of Marcom, 516-667-0200 x1222

VEECO REPORTS FOURTH QUARTER AND YEAR-END 2005 FINANCIAL RESULTS

WOODBURY, NY, February 13, 2006 — Veeco Instruments Inc. (Nasdaq: VECO), today announced its financial results for the fourth quarter and year-ended December 31, 2005. Veeco reports its results on a generally accepted accounting principles (“GAAP”) basis, and also provides results excluding certain charges.  Investors should refer to the attached table for further details of the reconciliation of GAAP operating income (loss) to earnings excluding certain charges.

Fourth Quarter Highlights

•                  Revenue was $112.8 million, up 10% from the prior year fourth quarter and up 13% from the third quarter of 2005. Revenue was above Veeco’s guidance of $100-105 million.

•                  Bookings were $102.7 million, up 4% from the prior year fourth quarter, up 22% from the third quarter of 2005 and above Veeco’s guidance of $90-100 million.

•                  Net income was $2.7 million, or $0.09 per diluted share (GAAP); earnings per diluted share excluding certain charges was $0.22. Fourth quarter earnings before interest, taxes and amortization, excluding certain charges (EBITA), was $11.9 million, or 10.5% of net sales.  Fourth quarter 2005 EBITA improved 246% from the prior year and 44% from the prior quarter. Fourth quarter results were within Veeco’s guidance of earnings per diluted share of $0.03 to $0.09 on a GAAP basis and exceeded Veeco’s guidance of earnings per diluted share excluding certain charges of $0.13 to $0.17.

•                  For the full year 2005, Veeco reported revenues of $410.2 million and EBITA of $28.8 million, up 5% and 108%, respectively, from 2004.  GAAP loss per diluted share was ($0.03) compared to ($2.11) in 2004 and earnings per diluted share excluding certain charges was $0.46 compared to $0.12 in 2004.

Edward H. Braun, Veeco’s Chairman and Chief Executive Officer, commented, “We are pleased to report strong fourth quarter results, with revenue, orders and EBITA all above prior year, prior quarter and guidance.  Fourth quarter orders increased 22% from the third quarter of 2005, indicative of improved market conditions entering 2006.”

Mr. Braun continued, “Our continued focus on operational improvements and cost control resulted in a doubling of EBITA on a 5% increase in revenue for 2005, while gross margins increased to 42.4% from 39.4% in the prior year.  Our focus on operational excellence has led to the generation of $44.9 million in cash from operations and a $21.7 million reduction in inventory during 2005.

We will continue our initiatives to improve margins, balance sheet and cash performance, and overall increased shareholder value.”

Fourth Quarter 2005 Summary

Veeco’s revenues for the fourth quarter of 2005 were $112.8 million compared to fourth quarter 2004 revenues of $103.0 million.  Fourth quarter operating income was $6.7 million, compared with an operating loss of ($6.7) million in the fourth quarter of 2004.  Veeco’s fourth quarter 2005 EBITA was $11.9 million compared to $3.4 million in the fourth quarter of 2004.  Fourth quarter net income was $2.7 million, or $0.09 per diluted share, compared to a loss of ($56.0) million, or ($1.88) per share in the fourth quarter of 2004.  Excluding certain charges, fourth quarter 2005 earnings were $0.22 per diluted share compared to earnings per diluted share of $0.03 in 2004.  Details of revenues and bookings appear in the following tables. Veeco’s fourth quarter 2005 book-to-bill ratio was 0.91 to 1.00.

Revenues

Segment Analysis	$ Millions	Percentage
Ion Beam & Mechanical	$49.1	43%
Epitaxial	17.9	16%
Total Process Equipment	67.0	59%
Metrology	45.8	41%
Total	$112.8	100%

Market Analysis

Data Storage	39%
Semiconductor	20%
HB-LEB/Wireless	15%
Scientific Research	26%
Total	100%

Regional Analysis

N. America	33%
Europe	19%
Japan	17%
APAC	31%
Total	100%

Bookings

Segment Analysis	$ Millions	Percentage
Ion Beam & Mechanical	$30.5	30%
Epitaxial	27.3	26%
Total Process Equipment	57.8	56%
Metrology	44.9	44%
Total	$102.7	100%

Market Analysis

Data Storage	26%
Semiconductor	21%
HB-LEB/Wireless	20%
Scientific Research	33%
Total	100%

Regional Analysis

N. America	33%
Europe	22%
Japan	11%
APAC	34%
Total	100%

Year-End 2005 Summary

Veeco’s 2005 revenues were $410.2 million compared to 2004 revenues of $390.4 million. 2005 operating income was $11.1 million, compared with an operating loss of ($11.6) million in 2004.  Veeco’s 2005 EBITA was $28.8 million compared to $13.9 million in 2004.  2005 net loss was ($0.9) million, or ($0.03) per diluted share, compared to ($62.6) million, or ($2.11) per diluted share in 2004.  Excluding certain charges, 2005 earnings were $0.46 per diluted share compared to earnings per diluted share of $0.12 in 2004. Details of revenues and bookings appear in the following tables. Veeco’s 2005 book-to-bill ratio was 0.99 to 1.00.

Revenues

Segment Analysis	$ Millions	Percentage
Ion Beam & Mechanical	$162.9	40%
Epitaxial	65.0	16%
Total Process Equipment	227.9	56%
Metrology	182.3	44%
Total	$410.2	100%

Market Analysis

Data Storage	41%
Semiconductor	17%
HB-LEB/Wireless	15%
Scientific Research	27%
Total	100%

Regional Analysis

N. America	33%
Europe	20%
Japan	16%
APAC	31%
Total	100%

Bookings

Segment Analysis	$ Millions	Percentage
Ion Beam & Mechanical	$162.8	40%
Epitaxial	65.9	16%
Total Process Equipment	228.7	56%
Metrology	176.1	44%
Total	$404.8	100%

Market Analysis

Data Storage	41%
Semiconductor	17%
HB-LEB/Wireless	15%
Scientific Research	27%
Total	100%

Regional Analysis

N. America	33%
Europe	18%
Japan	16%
APAC	33%
Total	100%

Outlook

Regarding Veeco’s outlook for 2006, Mr. Braun commented, “We enter 2006 with improved market conditions in our core markets (data storage, high-brightness light emitting diode (HB-LED), semiconductor and scientific research) and with significant new product introductions expected from both our Process Equipment and Metrology business units.  Based upon this positive environment, we currently forecast that Veeco’s revenues will increase 8-10% in 2006, providing significant growth in earnings. We currently expect revenues and earnings to be greater in the second half of 2006 than the first half of the year due to the significant number of new product introductions, specifically those developed for the data storage, HB-LED and scientific research/ nano-bio markets.”

Mr. Braun added, “Veeco will also continue to focus on increasing shareholder value through operational excellence and cash generation.  We are pleased with our 2005 improvement in gross margins and our goal is to increase gross margins again by 2-3% in the second half of 2006, with improvements in both Process Equipment and Metrology. This progress will continue to come from activities such as better supply chain management, including outsourcing of new higher gross margin products, and development of common hardware and software platforms.”

Veeco currently expects first quarter 2006 revenue to be between $90-95 million. Veeco’s loss per share is currently forecasted to be between ($0.08-$0.03) on a GAAP basis, and earnings per diluted share are currently forecasted to be between $0.05-$0.08 excluding amortization of $4.0 million and using a 35% tax rate.  Included in these forecasted amounts is stock option expense of $0.01 per diluted share as required by SFAS 123R.  Veeco’s bookings for the first quarter of 2006 are currently expected to be between $110 and $115 million.

Veeco will host an investor conference call today, February 13, 2006 at 5:00pm ET to review these results.  You may listen to the call live at 800-289-0493 or through an audio webcast on the IR page of http://www.veeco.com.  This call will be archived for future listening.  The conference call replay will be available from 8:00pm ET the same evening through February 20, 2006 at 888-203-1112 or 719-457-0820 passcode 3324647, or on the Veeco website.

About Veeco

Veeco Instruments Inc. provides solutions for nanoscale applications in the worldwide semiconductor, data storage, HB-LED/wireless and scientific research markets. Our Metrology products are used to measure at the nanoscale and our Process Equipment tools help create nanoscale devices. Veeco’s manufacturing and engineering facilities are located in New York, New Jersey, California, Colorado, Arizona and Minnesota. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific. Additional information on Veeco can be found at http://www.veeco.com/.

To the extent that this news release discusses expectations about market conditions, market acceptance and future sales of Veeco’s products, Veeco’s future financial performance, future disclosures, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include the challenges of continuing weakness in end market conditions and the cyclical nature of the data storage, semiconductor, HB-LED/wireless and scientific research markets, risks associated with integrating acquired businesses and the acceptance of new products by individual customers and by the marketplace and other factors discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2004, subsequent Quarterly Reports on Form 10-Q and current reports on Form 8-K. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Veeco Instruments Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	(Unaudited)
	2005	2004	2005	2004

Net sales	$112,847	$102,967	$410,190	$390,443
Cost of sales	63,967	64,377	236,090	238,686
Gross profit	48,880	38,590	174,100	151,757

Costs and expenses:
Selling, general and administrative expense	21,851	21,346	84,667	82,511
Research and development expense	15,307	14,821	60,382	58,338
Amortization expense	4,029	4,657	16,583	18,465
Other (income) expense, net	(148)	(505)	237	(977)
Asset impairment charge	—	816	—	816
Merger, restructuring and other expenses	1,165	3,562	1,165	3,562
Write-off of purchased in-process technology	—	600	—	600

Operating income (loss)	6,676	(6,707)	11,066	(11,558)

Interest expense, net	1,648	2,239	7,568	8,470

Income (loss) before income taxes	5,028	(8,946)	3,498	(20,028)

Income tax provision	2,340	47,069	4,395	42,527
Net income (loss)	$2,688	$(56,015)	$(897)	$(62,555)

Income (loss) per common share:
Net income (loss) per common share	$0.09	$(1.88)	$(0.03)	$(2.11)
Diluted net income (loss) per common share	$0.09	$(1.88)	$(0.03)	$(2.11)

Weighted average shares outstanding	30,002	29,718	29,921	29,650
Diluted weighted average shares outstanding	30,264	29,718	29,921	29,650

Veeco Instruments Inc. and Subsidiaries

Reconciliation of operating income (loss) to earnings excluding certain charges

(In thousands, except per share data)

(Unaudited)

	Three months ended				Twelve months ended
	December 31,				December 31,
	2005		2004		2005		2004

Operating income (loss)	$6,676		$(6,707)		$11,066		$(11,558)

Adjustments:

Amortization expense	4,029		4,657		16,583		18,465

Asset impairment charge	—		816	(2)	—		816	(2)

Write-off of inventory	—		500	(3)	—		500	(3)

Merger and Restructuring expense	1,165	(1)	3,562	(4)	1,165	(1)	3,562	(4)

Purchase accounting adjustments	—		—		—		1,498	(5)

Write-off of purchased in-process technology	—		600	(6)	—		600	(6)

Earnings excluding certain charges before interest, income taxes and amortization ("EBITA")	11,870		3,428		28,814		13,883

Interest expense, net	1,648		2,239		7,568		8,470

Earnings excluding certain charges before income taxes	10,222		1,189		21,246		5,413

Income tax provision at 35%	3,578		416		7,436		1,895

Earnings excluding certain charges	$6,644		$773		$13,810		$3,518

Earnings excluding certain charges per diluted share	$0.22		$0.03		$0.46		$0.12

Diluted weighted average shares outstanding	30,264		30,111		30,144		30,143

(1) The $1.2 million merger and restructuring charge for the fourth quarter and year ended December 31, 2005 consisted of personnel severance costs.

(2) The $0.8 million asset impairment charge for the fourth quarter and year ended December 31, 2004 related to the consolidation of the Aii and MTI business and pertained to certain long-lived assets that were classified as held for sale as of December 31, 2004.

(3) The $0.5 million inventory write-off for the fourth quarter and year ended December 31, 2004 was taken in conjunction with the Aii and MTI consolidation due to certain product overlaps.  This charge was included in the cost of sales in the accompanying consolidated statements of operations.

(4)  The $3.6 million merger and restructuring charge for the fourth quarter and year ended December 31,  2004 consisted of $2.8 million of personnel severance costs and $0.8 million for the internal investigation of improper accounting transactions at the TurboDisc business unit.

(5) The $1.5 million in purchase accounting adjustments for the year ended December 31, 2004 is for the required adjustments to gross profit to reflect the required capitalization of profit in inventory and permanent elimination of certain deferred revenue from the TurboDisc and Aii acquisitions.

(6) The $0.6 million write-off of purchased in-process technology for the fourth quarter and year ended December 31, 2004 is comprised of a $0.6 million write-off from the MTI acquisition.

NOTE - The above reconciliation is intended to present Veeco's operating results, excluding certain charges and providing income taxes at a 35% statutory rate. This reconciliation is not in accordance with, or an alternative method for, generally accepted accounting principles in the United States, and may be different from similar measures presented by other companies. Management of the Company evaluates performance of its business units based on EBITA, which is the primary indicator used by management to plan and forecast future periods. The presentation of this financial measure facilitates meaningful comparison with prior periods, as management of the Company believes EBITA reports baseline performance and thus provides useful information.

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$124,499	$100,276
Accounts receivable, net	89,230	85,914
Inventories, net	88,904	110,643
Prepaid expenses and other current assets	9,640	9,039
Deferred income taxes	2,870	3,096
Total current assets	315,143	308,968

Property, plant and equipment, net	69,806	73,513
Goodwill	99,622	94,645
Other assets, net	83,289	99,787
Total assets	$567,860	$576,913

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,289	$25,476
Accrued expenses	51,169	63,438
Deferred profit	537	1,196
Current portion of long-term debt	375	354
Income taxes payable	2,123	1,702
Total current liabilities	85,493	92,166

Long-term debt	229,205	229,581
Other non-current liabilities	4,575	2,814
Total non-current liabilities	233,780	232,395

Shareholders' equity	248,587	252,352
Total liabilities and shareholders' equity	$567,860	$576,913